Rand Capital Announces Appointment of New Director and Composition of Committees

BUFFALO, NY -- 12/15/2005 -- Rand Capital (NASDAQ: RAND) announced that its Board of Directors has appointed Robert M. Zak to the Rand Board of Directors to fulfill the remaining term of Luiz F. Kahl, who passed away on November 4, 2005. Mr. Zak is President and Chief Executive Officer of Merchants Mutual Insurance Company and Merchants Insurance Company of New Hampshire, Inc, known as "Merchants Insurance Group." Mr. Zak also serves as a member of the Board of Directors of Merchants Group Inc., (AMEX: MGP).

Mr. Zak is also actively involved in civic and charitable organizations, serving as a director, trustee or member of the following organizations: the Dean's Advisory Council of the Wehle School of Business at Canisius College, the University at Buffalo School of Management Dean's Advisory Council, the Kaleida Health System and The 100 Club of Buffalo and Western New York, Inc.

Rand also announced that concurrent with Mr. Zak's appointment to the Board, Rand restructured the composition of the Audit Committee of the Board. As restructured, Rand's Audit Committee now includes Ross B. Kenzie (Chair), Erland E. Kailbourne, and Jayne K. Rand.

On December 12, 2005, NASDAQ notified Rand of a deficiency under Marketplace Rule 4350 in Rand's Audit Committee membership as a result of the death of Mr. Kahl. Rand has advised NASDAQ that as a result of the appointment of Mr. Zak to the Board and the restructuring of its Audit Committee, Rand is now in compliance with both NASDAQ's Board of Directors independence requirements and its Audit Committee requirements.

Information in this press release contains forward-looking statements and reflect the Corporation's current beliefs. Numerous factors could cause actual results to differ materially. See the Corporation's Securities and Exchange Commission filings for a discussion of risks and uncertainties associated with venture capital investing that could affect actual results. Rand Capital Corporation undertakes no obligation to revise these forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC) licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand is traded on the NASDAQ under the symbol "RAND." Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:
Daniel P. Penberthy
716-853-0802